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As filed with the Securities and Exchange Commission on July 16, 2004

Registration No. 333-116236

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POLYPORE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3999 (Primary Standard Industrial Classification Code Number)	43-2049334 (I.R.S. Employer Identification No.)
13800 South Lakes Drive Charlotte, NC 28273 (704) 587-8409 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frank Nasisi
President and Chief Executive Officer
Polypore International, Inc.
13800 South Lakes Drive
Charlotte, NC 28273
(704) 587-8409
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven J. Gartner, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	Gary L. Sellers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, par value $0.01	$345,000,000	$43,712

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Previously paid.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 2 is being filed to file exhibits previously omitted. No changes have been made to Part I of the Registration Statement. Accordingly, it has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by Polypore International, Inc. in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the NASD filing fees and the NYSE listing fee.

SEC registration fee		$43,712
NASD filing fee		30,500
NYSE listing fee		*
Federal taxes		*
State taxes		*
Transfer agent and registrar fees		*
Accounting fees and expenses		*
Printing fees		*
Legal fees and expenses		*
Miscellaneous		*
TOTAL	$	*

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

        Delaware law and our certificate of incorporation provide that we will, under certain situations, indemnify any director, officer, employee or agent of Polypore International, Inc. made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of Polypore International, Inc. Reference is made to Section 145 of the Delaware Corporate Law for a full statement of these indemnification rights.

        Polypore, Inc. has entered into director and officer indemnification agreements with certain of our directors and officers. The indemnification agreements provide that Polypore, Inc. will indemnify, defend and hold harmless the indemnitees, to the fullest extent permitted or required by the laws of the State of Delaware, against any and all claims based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent of Polypore, Inc. or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which the indemnitee is or was serving at the request of Polypore, Inc., (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of Polypore, Inc. or any other entity or enterprise referred to in clause (i) above, or (iii) the indemnitee's status as a current or former director, officer, employee or agent of Polypore, Inc. or as a current or former director, officer, employee, member, manager, trustee or agent of Polypore, Inc. or any other entity or enterprise referred to in clause (i) above or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. The indemnification agreements provide that the indemnitee shall have the right to advancement by Polypore, Inc. prior to the final disposition of any indemnifiable claim of any and all actual and reasonable expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the indemnitee. For the duration of an indemnitee's service as a director and/or officer of Polypore, Inc. and for a reasonable period of time thereafter, which such period may be determined by Polypore, Inc. in its sole discretion, Polypore, Inc. is obligated to use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors' and officers' liability insurance providing coverage for directors and/or officers of Polypore, Inc. that is substantially comparable in scope and amount to that provided by Polypore, Inc.'s current policies of directors' and officers' liability insurance.

        We also maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 15. Recent sales of unregistered securities.

        During the past three years, we have issued and sold the following securities without registration under the Securities Act:

        (1)   On May 13, 2004, we sold the shares of our Common Stock, par value $.01 per share ("Common Stock"), set forth below to the entities, on the date and for the prices set forth below in reliance on Section 4(2) of the Securities Act.

Date	Name	Number of shares	Aggregate price
May 13, 2004	Warburg Pincus Private Equity VIII, L.P.	15,000	$15,000,000
May 13, 2004	Warburg Pincus International Partners, L.P.	15,000	$15,000,000
May 13, 2004	PP Holding, LLC	140,385	$140,385,000

        (2)   On May 13, 2004, we sold the shares of our Series A nonconvertible preferred stock, par value $.01 per share, set forth below to the entities, on the date and for the prices set forth below in reliance on Section 4(2) of the Securities Act.

Date	Name	Number of shares	Aggregate price
May 13, 2004	Warburg Pincus Private Equity VIII, L.P.	750	$75,000,000
May 13, 2004	Warburg Pincus International Partners, L.P.	750	$75,000,000

        (3)   On June 4, 2004, we sold the shares of our Common Stock set forth below to the entity, on the date and for the price set forth below in reliance on Section 4(2) of the Securities Act.

Date	Name	Number of shares	Aggregate price
June 4, 2004	PP Holding, LLC	1,036	$1,036,000

        We did not engage underwriters to assist us with any of the foregoing sales.

Item 16. Exhibits and financial statement schedules.

  (A)
  Exhibits.

        See the Exhibit Index attached to this registration statement which is incorporated by reference herein.

  (B)
  Financial Statement Schedule.

        See Financial Statement Schedule attached hereto as Schedule II.

Item 17. Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (c)    The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina on this 16th day of July, 2004.

Polypore International, Inc.
By:	/s/ Frank Nasisi Frank Nasisi President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Frank Nasisi	President, Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2004
/s/ LYNN AMOS Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 16, 2004
* Michael Graff	Chairman of the Board of Directors	July 16, 2004
* David Barr	Director	July 16, 2004
* Kevin Kruse	Director	July 16, 2004
*By:	/s/ LYNN AMOS Name: Lynn Amos Attorney-in-Fact	July 16, 2004

Exhibit index

Exhibit No.		Description

1.1	*	Form of Underwriting Agreement
3.1		Form of Amended and Restated Certificate of Incorporation of Polypore International, Inc.
3.2		Form of Amended and Restated Bylaws of Polypore International, Inc.
4.1	**	Registration Rights Agreement, dated as of May 13, 2004, among Polypore, Inc. and the Initial Purchasers named therein
4.2		Form of Stock Certificate
4.3	**	Indenture, dated as of May 13, 2004, among Polypore, Inc. and The Bank of New York, as trustee
4.4		Registration Rights Agreement, dated as of May 13, 2004, among Polypore International, Inc. and the Institutional Investors and Management Investors named therein.
5.1		Opinion of Willkie Farr & Gallagher LLP
10.1	**	Stockholders Agreement, dated as of May 13, 2004, among Polypore International, Inc., Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P. and PP Holding LLC
10.2	**	Credit Agreement, dated as of May 13, 2004, among Polypore, Inc., JPMorgan Chase Bank, as administrative agent, and the other lenders a party thereto
10.3	**	Guarantee and Collateral Agreement, dated as of May 13, 2004, among Polypore, Inc. and the other parties named therein
10.4	**	Polypore International, Inc. Stock Option Plan
10.5	**	Form of Director and Officer Indemnification Agreement
10.6	**	Tax Sharing Agreement
10.7		Stock Purchase Agreement, dated as of January 30, 2004
10.8		Term Sheet regarding Employment Agreement between Polypore, Inc. and Frank Nasisi
10.9		Polypore International, Inc. 2004 Stock Option Plan
10.10	*	Polypore International, Inc. 2004 Stock Incentive Plan
21.1		List of Subsidiaries
23.1	**	Consent of Ernst & Young LLP
23.2		Consent of Willkie Farr & Gallagher LLP (included in opinion referred to in 5.1 above)
24.1	**	Power of Attorney

*
To be filed by amendment
**
Previously filed

Report of Independent Registered Public Accounting Firm on Financial Schedule

The Board of Directors
Polypore, Inc.

        We have audited the consolidated financial statements of Polypore, Inc., as of January 3, 2004 and December 31, 2002, and for each of the three years in the period ended January 3, 2004, and have issued our report thereon dated February 25, 2004, except for Note 18 as to which the date is May 13, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ ERNST & YOUNG LLP

May 13, 2004
Greenville, South Carolina

S-1

Polypore, Inc.

Financial statement schedule—Valuation and qualifying accounts

For the years ended January 3, 2004, December 28, 2002 and December 29, 2001

		Additions
(in thousands)	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts- describe		Deductions- describe		Balance at end of period

Year ended January 3, 2004:
Allowance for doubtful accounts	$3,059	$1,985	$666	(1)	$(386	)(2)	$5,324
Valuation allowance of deferred tax asset	3,519	—	—		(3,035	)(3)	484

	$6,578	$1,985	$666		$(3,421)		$5,808

Year ended December 28, 2002:
Allowance for doubtful accounts	$808	$989	$1,372	(4)	$(110	)(2)	$3,059
Valuation allowance of deferred tax asset	2,392	1,987	—		(860	)(3)	3,519

	$3,200	$2,976	$1,372		$970		$6,578

Year ended December 29, 2001:
Allowance for doubtful accounts	$763	$99	$(27	)(1)	$(27	)(2)	$808
Valuation allowance of deferred tax asset	727	1,665	—		—		2,392

	$1,490	$1,764	$(27)		$(27)		$3,200

(1) Foreign currency translation adjustment.

(2) The amount represents charge-offs net of recoveries.

(3) Utilization and expiration of foreign tax credits that were previously considered to be unrealizable and the utilization of foreign net operating losses.

(4) Allowance for doubtful accounts recorded in purchase accounting, net of foreign currency translation adjustment.

S-2

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit index
Report of Independent Registered Public Accounting Firm on Financial Schedule
Polypore, Inc. Financial statement schedule—Valuation and qualifying accounts For the years ended January 3, 2004, December 28, 2002 and December 29, 2001